FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2011

Clarksville, Indiana—November 18, 2011. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $4.0 million, or $1.78 per diluted share, for the year ended September 30, 2011 compared to net income of $2.6 million, or $1.17 per diluted share, for the year ended September 30, 2010.

During the year ended September 30, 2011, the Company recognized a nonrecurring pretax charge of $118,000 related to severance compensation for the early retirement of several officers. During the year ended September 30, 2010, the Company recognized pretax charges of $705,000 in connection with the termination and settlement of the Bank’s defined benefit pension plan, $214,000 in severance compensation expense for the early retirement of several officers, $60,000 in professional fees for Sarbanes Oxley compliance implementation, and $882,000 and $319,000 for data processing and professional fees, respectively, in connection with the conversion of the Bank’s core operating system. Had these nonrecurring expenses not occurred, the Company would have recognized net income of $4.1 million, or $1.81 per diluted share, for the fiscal year ended September 30, 2011 and net income of $4.0 million, or $1.77 per diluted share, for the fiscal year ended September 30, 2010.

Commenting on the reported earnings for 2011, Larry W. Myers, President and Chief Executive Officer of the Company and Bank, stated, “We continue to be very pleased with the core performance of the Company, the low level of nonperforming assets relative to our peers and the resilience of our asset quality in this persistent challenging economic environment.  We are very proud of our dedicated staff that continually contributes to the growth and profitability of our organization.”

Net interest income after provision for loan losses increased $452,000 for the year ended September 30, 2011 as compared to the year ended September 30, 2010. Interest income decreased $279,000 when comparing the two years due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 5.93% for 2010 to 5.57% for 2011, which more than offset the change in interest income due an increase in the average balance of interest-earning assets of $25.8 million from $449.7 million for 2010 to $475.5 million for 2011. Interest expense decreased $732,000 when comparing the two years due primarily to a decrease in the average cost of interest-bearing liabilities from 1.49% for 2010 to 1.27% for 2011, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $15.3 million from $409.3 million for 2010 to $424.6 million for 2011. The provision for loan losses was $1.6 million for both years ended September 30, 2011 and 2010. Nonperforming loans have increased by $1.3 million from $6.0 million at September 30, 2010 to $7.3 million at September 30, 2011.  The increase in nonperforming loans is due primarily to a single borrower relationship of approximately $1.9 million at September 30, 2011 secured by 22 non-owner occupied, one-to-four family investment properties, which were predominately constructed in the past ten years and sold on contract to their occupants.  All of the loans to this borrower were placed on nonaccrual status during the quarter ended June 30, 2011, but the borrower has remained current on most of the loans through September 30, 2011.  Net charge-offs were $744,000 for the year ended September 30, 2011 compared to $1.5 million for the year ended September 30, 2010.

Noninterest income increased $92,000 for the year ended September 30, 2011 as compared to the year ended September 30, 2010. The increase was due primarily to an increase in the net gains on sales of loans of $157,000 for 2011 compared to 2010, which was due primarily to the sale of the Bank’s $1.2 million credit card portfolio resulting in a gain of $104,000 during 2011. Service charges on deposit accounts decreased by $306,000 when comparing the two years, which was due primarily to a decrease in overdraft fee income.

Noninterest expenses decreased $1.7 million for the year ended September 30, 2011 as compared to the year ended September 30, 2010. The decrease was due primarily to decreases in compensation and benefits expense, data processing expense, occupancy and equipment expense, and professional fees of $172,000, $787,000, $329,000 and $370,000, respectively, which more than offset an increase in net losses on foreclosed real estate of $257,000. The decrease in compensation and benefits expense was due primarily to the aforementioned one-time pretax charge of $705,000 recognized in 2010 in connection with the termination and settlement of the Bank’s defined benefit pension plan, the year-over-year effect of which was partially offset by increased compensation, staffing and employee benefit costs in 2011. The decreases in data processing expense, occupancy and equipment expense, and professional fees are due primarily to charges in 2010 relating to the conversion of the Bank’s core operating system. The increase in net losses on foreclosed real estate is due primarily to increases in write-downs, net losses on sales, and operating expenses related to foreclosed properties during 2011.

The Company recognized income tax expense of $1.7 million for the year ended September 30, 2011, for an effective tax rate of 29.5%, compared to income tax expense of $808,000, for an effective tax rate of 23.5%, for the year ended September 30, 2010. The low effective tax rate for the year ended September 30, 2010 was due primarily to the high level of tax exempt income as a percent of income before taxes for the year.

Results of Operations for the Three Months Ended September 30, 2011 and 2010

For the three-month period ended September 30, 2011, the Company reported net income of $837,000, or $0.33 per diluted share, compared to net income of $537,000, or $0.25 per diluted share, for the same period in 2010.  The three-month period ended September 30, 2010 includes the aforementioned one-time pretax charge of $214,000 of severance compensation, and pretax charges of $318,000 and $198,000 for data processing and professional fees, respectively, in connection with the conversion of the Bank’s core operating system. Had these nonrecurring expenses not occurred, the Company would have recognized net income of $986,000, or $0.45 per diluted share, for the three-month period ended September 30, 2010.

Net interest income after provision for loan losses decreased $122,000 for the three-month period ended September 30, 2011 as compared to the same period in 2010. Interest income decreased $114,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 5.92% for 2010 to 5.44% for 2011, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $33.0 million from $456.2 million for 2010 to $489.2 million for 2011. Interest expense decreased $165,000 due primarily to a decrease in the average cost of interest-bearing liabilities from 1.41% for 2010 to 1.22% for 2011, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $10.2 million from $415.1 million for 2010 to $425.3 million for 2011. The provision for loan losses increased $173,000 from $358,000 for the three months ended September 30, 2010 to $531,000 for the same period in 2011. Net charge-offs were $306,000 for the three months ended September 30, 2011 compared to $744,000 for the same period in 2010.

Noninterest income decreased $183,000 for the three-month period ended September 30, 2011 as compared to the same period in 2010. The decrease was due primarily to a decrease in service charges on deposit accounts of $144,000, which was due primarily to a decrease in overdraft fee income when comparing the two periods.

Noninterest expenses decreased $909,000 for the three-month period ended September 30, 2011 as compared to the same period in 2010. The decrease was due primarily to decreases in data processing expense, professional fees, FDIC insurance premiums, and other operating expenses of $352,000, $244,000, $102,000 and $242,000, respectively. As noted above, the decreases in data processing expense and professional fees are due primarily to charges in the 2010 period relating to the conversion of the Bank’s core operating system. The decrease in FDIC insurance premiums is due to an industry-wide change in assessment method that resulted in decreased premiums for the Bank in the 2011 period as compared to the 2010 period.  The decrease in other operating expenses is due primarily to decreases in office expenses, loan, credit card and checking account related expenses, and miscellaneous expenses.

The Company recognized income tax expense of $370,000 for the three-month period ended September 30, 2011, for an effective tax rate of 30.7%, compared to income tax expense of $66,000, for an effective tax rate of 10.9%, for the same period in 2010.  The low effective tax rate for the three months ended September 30, 2010 was due primarily to the high level of tax exempt income as a percent of income before taxes for the period.

Comparison of Financial Condition at September 30, 2011 and September 30, 2010

Total assets increased $28.7 million from $508.4 million at September 30, 2010 to $537.1 million at September 30, 2011. Cash and cash equivalents, net loans and investment securities increased $15.9 million, $10.8 million and $4.2 million, respectively, while loans held for sale decreased $1.9 million from September 30, 2010 to September 30, 2011.  The increase in assets was funded primarily by an increase in deposits of $21.4 million from $366.2 million at September 30, 2010 to $387.6 million at September 30, 2011.  Borrowings from the Federal Home Loan Bank decreased by $14.0 million due primarily to repayments upon the receipt of the $17.1 million of funding as a result of the Company’s participation in the U.S. Treasury’s Small Business Lending Fund (SBLF) program in August 2011.

Stockholders’ equity increased $21.4 million from $55.2 million at September 30, 2010 to $76.6 million at September 30, 2011.  The increase was due primarily to the $17.1 million of preferred stock issued by the Company in conjunction with its participation in the SBLF and $3.9 million of retained net earnings, which more than offset the open market repurchase of $694,000 of common stock recorded as treasury stock. During the quarter ended September 30, 2011, the Company declared a dividend of $115,000 on the preferred shares, which was paid on October 3, 2011 to shareholders of record of the preferred shares as of the close of business on September 16, 2011.  During the quarter ended December 31, 2009, the Company declared a special dividend of $0.08 per share, totaling $193,000, which was paid to shareholders of record as of the close of business on January 4, 2010.  At September 30, 2011, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has twelve offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo and Salem, Indiana.  Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company’s inability to realize the expected benefits of the acquisition of CFB; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact
Tony A. Schoen, CPA
Chief Financial Officer
812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Years Ended
	September 30,		September 30,
OPERATING DATA:	2011	2010	2011	2010
(In thousands, except share and per share data)

Total interest income	$6,486	$6,600	$25,983	$26,262
Total interest expense	1,299	1,464	5,385	6,117

Net interest income	5,187	5,136	20,598	20,145
Provision for loan losses	531	358	1,605	1,604

Net interest income after provision for loan losses	4,656	4,778	18,993	18,541

Total noninterest income	732	915	3,008	2,916
Total noninterest expense	4,181	5,090	16,308	18,020

Income before income taxes	1,207	603	5,693	3,437
Income tax expense	370	66	1,679	808

Net Income	$837	$537	$4,014	$2,629

Less: Preferred stock dividends declared	(115)	-	(115)	-

Net Income available to common shareholders	$722	$537	$3,899	$2,629

Net Income per share, basic	$0.34	$0.25	$1.82	$1.17
Weighted average common shares outstanding, basic	2,153,465	2,163,003	2,144,141	2,244,643

Net Income per share, diluted	$0.33	$0.25	$1.78	$1.17
Weighted average common shares outstanding, diluted	2,199,459	2,168,169	2,189,472	2,244,643

Performance ratios (annualized):
Return on average assets	0.63%	0.43%	0.78%	0.53%
Return on average equity	4.94%	3.96%	6.85%	4.93%
Interest rate spread	4.22%	4.51%	4.30%	4.44%
Net interest margin	4.37%	4.64%	4.44%	4.57%
Efficiency ratio	70.64%	84.12%	69.08%	78.14%

	September 30,	September 30,
FINANCIAL CONDITION DATA:	2011	2010
(Dollars in thousands)

Total assets	$537,086	$508,442
Cash and cash equivalents	27,203	11,278
Investment securities	118,083	113,905
Gross loans	359,104	347,426
Allowance for loan losses	4,672	3,811
Goodwill	5,940	5,940
Core deposit intangible	2,154	2,447
Earning assets	486,019	464,668
Deposits	387,626	366,161
FHLB borrowings	53,137	67,159
Total liabilities	460,485	453,291
Stockholders' equity	76,601	55,151

Non-performing assets:
Nonaccrual loans	5,622	4,573
Accruing loans past due 90 days	1,712	1,393
Foreclosed real estate	1,028	1,331
Other nonperforming assets	126	171

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.29%	1.09%
Allowance for loan losses as a percent of nonperforming loans	63.70%	63.88%
Nonperforming loans as a percent of total loans	2.02%	1.71%
Nonperforming assets as a percent of total assets	1.58%	1.47%